12955 Biscayne Blvd.
JONATHAN D. LEINWAND, P.A.                                             Suite 402
                                                           North Miami, FL 33181
                                                             Tel: (305) 981-4524
                                                             Fax: (954) 252-4265

                                                      E-mail: jonathan@jdlpa.com


                                                     June 20, 2005

Globetel Communications Corp.
9050 Pines Blvd., Suite 110
Pembroke Pines, FL 33024

      RE:   REGISTRATION ON FORM S-3 OF 3,198,199 COMMON SHARES

Ladies and Gentlemen:

      We are acting as counsel to Globetel Communications Corp., a Delaware corporation (the OCompanyO), in connection with the registration pursuant to the Company's Registration Statement on Form S-3 (the ORegistration StatementO) of the resale of up to 3,198,199 shares of common stock par value $.00001 per share (OCommon StockO), of the Company by certain holders of shares acquired through a private placement of the Company's shares and warrants to purchase shares.

      We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and subject to the qualifications and limitations hereinafter specified, we are of the opinion that the Shares are duly authorized and, when issued and delivered, in the case of the shares underlying the warrants, will be validly issued, fully paid, and nonassessable; and the shares issued pursuant to the Securities Purchase Agreement have been validly issued, fully paid and are nonassessable.

      In rendering this opinion, we have (i) assumed the authenticity of all documents represented to us to be originals, the conformity to original documents of all copies of documents submitted to us, the accuracy and completeness of all corporate records made available to us by the Company, the accuracy of the statements contained in the certificates described in the following clause (ii) and the genuineness of all signatures that purport to have been made in a corporate, governmental, fiduciary or other capacity, and that the persons who affixed such signatures had authority to do so, and (ii) relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained in those certificates. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or the laws of any other jurisdiction.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption OLegal MattersO in the prospectus constituting a part of the Registration Statement. In giving such opinion, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                               Very Truly Yours,

                                               JONATHAN D. LEINWAND, P.A.

                                               /s/ Jonathan D. Leinwand, P.A.